THE SCOTT LAW FIRM, P.A.
                          940 Northeast 79th Street
                               Miami, FL  33138

                                (305) 754-3603
                          facsimile (305) 754-2668

                                               April 21, 2001

To:  The Board Of Directors
Ashley Capital Management, Inc.
5916 N. 300 West
Fremont, IN  46737

Dear Board of Directors,

We have acted as your counsel in connection with the preparation and filing with the U. S. Securities and Exchange Commission, a Registration Statement on Form S-1, which includes the prospectus (the "Prospectus") that will be used to offer limited partnership interests of Atlas Futures Fund, a Delaware limited partnership, (the "Fund").

We have reviewed such data, documents, questions of law and fact and other matters as we have deemed pertinent for the purpose of this opinion. Based upon the foregoing, we hereby confirm our opinion set forth under the caption "Federal Income Tax Aspects-Tax Opinion" and confirm that the Prospectus accurately summarizes all material aspects of the Federal income tax treatment to a United States individual taxpayer, as of the date hereof, of an investment in the Fund.

As you instructed, we have not conducted an analysis of any state tax law which may be applicable to the offering or to any investor in the Fund.

                                              Very truly yours,


                                              /s/ William Sumner Scott
                                              William Sumner Scott
                                              For The Firm

WSS:lf